Exhibit 99.1

Windstream completes private offering of $500 million 7.75% Senior Notes due 2021

LITTLE ROCK, Ark., August 26, 2013-- Windstream Corp. (Nasdaq: WIN) ("Windstream") announced today that it has successfully completed its previously announced private offering of $500 million aggregate principal amount of 7.75% senior unsecured notes due October 1, 2021.

Windstream intends to use the net proceeds of the offering to pay the consideration for the tender offer and consent solicitation announced by Windstream on August 12, 2013 to purchase for cash any and all of its outstanding $500 million aggregate principal amount of 7.0% Senior Notes due 2019 (the “Notes”), together with related fees and expenses. Windstream intends to use the remaining net proceeds of the notes offering to redeem all of the remaining outstanding Notes.

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Windstream. The senior unsecured notes were sold only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The issuance of the senior unsecured notes has not been registered under the Securities Act of 1933, as amended, and the senior unsecured notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Windstream

Windstream Corp. (Nasdaq: WIN), a FORTUNE 500 and S&P 500 company, is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream's ability to complete the tender offer, consent solicitation and redemption described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Relations Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com

Media Relations Contact:
David Avery, 501-748-5876
david.avery@windstream.com